UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 11, 2011

Communication Intelligence Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-19301	94-2790442
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

275 Shoreline Drive, Suite 500
Redwood Shores, CA 94065
(Address of principal executive offices)

(650) 802-7888
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On August 17, 2011, Communication Intelligence Corporation (the “Company”)  filed a Current Report on Form 8-K (“the Original Form 8-K”) to announce, among other things, the departure of Mr. Kurt Amundson as a director, the appointment of Mr. Jeff Holtmeier as a director, the appointments of Mr. William Keiper and Mr. Goren as the Company’s President and Chief Financial Officer, respectively, and the details of certain compensation awards made in connection with their appointments.

This Amendment No.1 on Form 8-K/A is filed solely to correct disclosures contained in the Original Form 8-K relating to the details of the compensation awards for Mr. Keiper and Mr. Goren.  Other disclosures under Item 5.02 contained in the Original 8-K have not been modified.

Item 5.02(b) Departure of Director.

On August 11, 2011, Mr. Kurt Amundson resigned from the Board of Directors of the Company.

Item 5.02(c) Appointment of Certain Officers.

On August 11, 2011, the Board of Directors appointed Mr. William Keiper as the Company’s President.  Mr. Keiper had previously served as the Company’s Acting President since December 7, 2010.  The Company has previously provided information relating to Mr. Keiper’s age, background, and business experience in its definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on June 14, 2011, and such information is incorporated herein by reference.

On August 11, 2011, the Board of Directors appointed Mr. Andrea Goren as the Company’s Chief Financial Officer.  Mr. Goren had previously served as the Company’s Acting Chief Financial Officer since December 7, 2010.  The Company has previously provided information relating to Mr. Goren’s age, background, business experience, and related party transactions in its definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on June 14, 2011, and such information is incorporated herein by reference.

Item 5.02(d) Election of Director.

 On August 11, 2011, the Board of Directors appointed Mr. Jeff Holtmeier to the Company’s Board of Directors in order to fill the vacancy created by Mr. Amundson’s resignation. Mr. Holtmeier will serve as a member of the Company’s Audit Committee and Compensation Committee.

Consistent with the Company’s past practices, Mr. Holtmeier has been granted an option to acquire 1,000,000 shares of the Company’s Common Stock under the Company’s 2011 Stock Compensation Plan at a per share exercise price equal to the closing per share market price of the Company’s Common Stock on August 11, 2011. The option granted to Mr. Holtmeier vests quarterly over three years, and it has a seven-year term. Further to the Company’s policies, Mr. Holtmeier, as a non-employee director, will receive $1,000 for each Board meeting attended and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with attending such meetings.

Item 5.02(e) Compensatory Arrangements of Certain Officers.

In connection with the appointment of Mr. Keiper as the Company’s President, on August 11, 2011, the Company’s Board of Directors agreed to pay to FirstGlobal Partners LLC (“FirstGlobal Partners”), an entity controlled by Mr. Keiper, a fee of $240,000 per year for the services of Mr. Keiper.  FirstGlobal Partners is also eligible for an annual discretionary bonus in an amount up to 35% of the annual fee.  Also, Mr. Keiper was granted a nonstatutory stock option to purchase 8,000,000 shares of the Company’s Common Stock at an exercise price of $0.025 per share, which was the closing price for the Company’s Common Stock on August 11, 2011.  Mr. Keiper’s option vests at the rate of 1/24th of the total amount of shares per month, such that all shares subject to the option will be exercisable two years after the date of grant, with acceleration of vesting upon the occurrence of a change in control.  Mr. Keiper’s option is exercisable for a period of 24 months following termination of his employment.

In connection with the appointment of Mr. Goren as the Company’s Chief Financial Officer, on August 11, 2011, the Company’s Board of Directors agreed to pay to SG Phoenix LLC (“SG Phoenix”), an entity of which Mr. Goren is a co-manager, a fee of $180,000 per year for the services of Mr. Goren.  SG Phoenix is also eligible for an annual discretionary bonus in an amount up to 35% of the annual fee.  SG Phoenix is the manager of Phoenix Venture Fund, LLC, which beneficially owns 71.3% of the Company’s outstanding Common Stock, when calculated in accordance with Exchange Act Rule 13d-3(d)(1).  Also, Mr. Goren was granted a nonstatutory stock option to purchase 5,000,000 shares of the Company’s Common Stock at an exercise price of $0.025 per share, which was the closing price for the Company’s Common Stock on August 11, 2011.  Mr. Goren’s option vests at the rate of 1/12th of the total amount of shares per three months, such that all shares subject to the option will be exercisable three years after the date of grant, with acceleration of vesting upon the occurrence of a change in control.  Mr. Goren’s option is exercisable for a period of 18 months following termination of his employment.  Mr. Goren recused himself from participating in the Board’s approval of his compensation package.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Communication Intelligence Corporation
Date: August 18, 2011
	By:	/s/ Andrea Goren

Andrea Goren
(Chief Financial Officer)

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